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                                                               EXHIBIT (a)(1)(E)

                                  VIRAGE, INC.

                                     FORM OF
                        PROMISE TO GRANT STOCK OPTION(S)

TO: _______________

        In exchange for your agreement to cancel certain stock options ("Old Option(s)") you received from Virage, Inc. ("Virage"), Virage hereby promises to grant you a stock option or options, as applicable, covering ________ shares of Virage's common stock on August 7, 2002, or, if Virage extends the exchange offer, on the first business day which is at least six months and a day following the cancellation date of the Old Options (the "New Option(s)"). The exercise price of each New Option will be the closing price of Virage's common stock as listed on the Nasdaq National Market on August 7, 2002, or, if Virage extends the exchange offer, on the first business day which is at least six months and a day following the cancellation date of the Old Options, except as otherwise set forth in the Exchange Offer Documents (as defined below). Except as otherwise set forth in the Exchange Offer Documents, each New Option will vest according to the same vesting schedule as the Old Option it replaces, subject to your continued employment with Virage, as described below. Each New Option will otherwise be subject to the standard terms and conditions under the Virage, Inc. 1997 Stock Option Plan, as amended, and as may be further amended from time to time, and the applicable form of stock option agreement under that plan.

        Prior to the grant of New Options on August 7, 2002, or, if Virage extends the exchange offer, on the first business day which is at least six months and a day following the cancellation date of the Old Options, it is possible that Virage might effect or enter into a merger or other similar transaction whereby Virage would be acquired by another company. This promise to grant stock options (this "Promise") is a binding commitment that Virage's successors must honor and, accordingly, in the event of any such merger transaction, the acquirer would be obligated to grant you a stock option on August 7, 2002, or, if Virage extends the exchange offer, on the first business day which is at least six months and a day following the cancellation date of the Old Options, covering the number of securities of the successor or other consideration that you would have been entitled to receive in exchange for the option to be granted pursuant to this Promise. Such a stock option could be for the purchase of the acquirer's stock (as opposed to Virage's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant, and would be unaffected by the acquirer's treatment of Virage's existing stock option plans.

        In order to receive the New Option(s), you must continue to be employed by Virage (or one of its subsidiaries), or a successor of Virage, as of August 7, 2002, or, if Virage extends the exchange offer, on the first business day which is at least six months and a day following the cancellation date of the Old Options. This Promise does not constitute a guarantee of employment with Virage for any period. Unless otherwise expressly provided in your employment agreement or the applicable laws of a non-U.S. jurisdiction, your employment with Virage will remain "at-will" and can be terminated by you or Virage at any time, with or without cause or notice. If your employment with Virage terminates before August 7, 2002, or, if Virage extends the exchange offer, on the first business day which is at least six months and a day following the cancellation date of the Old Options, for any reason, including but not limited to your termination, with or without cause, your voluntary resignation, a reduction in force, or as the result of a merger or acquisition of Virage by another company, you will lose all rights pursuant to this Promise to receive New Options.


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        This Promise is subject to the terms and conditions of the offer to exchange options as set forth in: (i) the Offer to Exchange; (ii) the memorandum from Alfred J. Castino dated January 7, 2002; (iii) the Election Form previously completed and submitted by you to Virage; and (iv) the Notice to Withdraw from the Offer (together, the "Exchange Offer Documents"), all of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and Virage with respect to this transaction. This Promise may only be amended by means of a writing signed by you and a duly authorized officer of Virage.

VIRAGE, INC.

By:                                        Date:
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Name:                                      Title:
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